EXHIBIT 99.1

Playtex Products Appoints Kris Kelley, EVP and Chief Financial Officer

    WESTPORT, Conn.--(BUSINESS WIRE)--Dec. 10, 2004--Playtex Products, Inc. (NYSE:PYX), announced the appointment of Kris Kelley to the position of Executive Vice President and Chief Financial Officer, effective December 9, 2004. Glenn Forbes, former EVP and Chief Financial Officer, has stepped down as a Director of the Company, has relinquished the CFO title and will retire at the end of the year. As previously announced, Mr. Kelley was anticipated to become the Chief Financial Officer upon Mr. Forbes' relinquishing of the position. Mr. Kelley joined the Company in October 2004 as SVP - Finance.
    "I am pleased to have joined Playtex, and to be named CFO. During my first few months with the Company, I've spent most of my time learning about our brands and products, and getting into the details of our financials and cost structure. All of my learning to date has reinforced my initial opinion about the Company's prospects for future growth," Mr. Kelley stated.
    Chief Executive Officer, Neil DeFeo, stated, "Kris brings a wealth of experience and financial discipline to the table. I expect that Kris will be integral in helping to develop our strategy which we expect to unveil during the first quarter 2005."
    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including Playtex tampons, Playtex infant feeding products, Wet Ones, Banana Boat, Baby Magic, Diaper Genie, Mr. Bubble, Playtex gloves, Binaca and Ogilvie.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262